Exhibit 99.1

Investor Relations - Chris Koegel, (617) 897-4574

For Immediate Release	Media Relations - Jeff Mochal, (704) 733-3589

LPL FINANCIAL ANNOUNCES COMPLETION OF LEVERAGE-NEUTRAL DEBT REFINANCING

SAN DIEGO – March 10, 2017 – LPL Financial Holdings Inc. (NASDAQ: LPLA) today announced that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), has completed its previously announced leverage-neutral debt refinancing transactions.

LPL Holdings today closed the refinancing of its existing senior secured credit facilities with a new seven year Term Loan B in an aggregate principal amount of $1,700 million and a five year revolving credit facility in an aggregate principal amount of $500 million, which was undrawn at closing. LPL Holdings used the proceeds of the new Term Loan B, together with the proceeds from the offering of $500 million aggregate principal amount of 5.750% senior notes and cash from its balance sheet, to repay its existing senior secured credit facilities and to pay accrued interest and related fees and expenses.

LPL Holdings’ new total debt facilities are summarized in the following table:

Credit Facilities	Outstanding Principal Amount (dollars in thousands)	Current Applicable Margin	Maturity
Revolving Credit Facility Loans(a)	$—	LIBOR + 200 bps(d)	3/10/2022
Senior Secured Term Loan B(b)	1,700,000	LIBOR + 250 bps(d)	3/10/2024
Senior Unsecured Notes(c)	500,000	5.750% Fixed	9/15/2025

Total	$2,200,000

(a)	The Revolving Credit Facility has a borrowing capacity of $500 million, and was undrawn at closing. Loans, if any, will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 150-200 basis points per annum depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries.
(b)	The Term Loan B Credit Facility was issued with 25 basis points of original issue discount and has no leverage or interest coverage maintenance covenants.
(c)	The Senior Notes had no original issue discount, and have no leverage or interest coverage maintenance covenants.
(d)	The LIBOR rate option is one, two, three or six month LIBOR rate, as selected by LPL Holdings, or, with the approval of the applicable lenders, twelve month LIBOR rate or the LIBOR rate for another period acceptable to the Administrative Agent (including a shorter period). The LIBOR rate is subject to an interest rate floor of 0 basis points.

LPL Holdings incurred approximately $19 million of debt issuance costs, including original issuance discount on the Term Loan B credit facility. Substantially all of the debt issuance costs are expected to be capitalized and amortized over the life of the debt.

The new senior secured credit facilities were managed by an arranger group of nine banks led by J.P. Morgan Securities LLC.

Forward-Looking Statements

Statements in this press release regarding the future amortization of debt issuance costs, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the LPL Holdings’ historical performance and its plans, estimates, and expectations as of March 10, 2017. The word “expects” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive, and other factors, which may cause actual results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include the amount of debt issuance costs. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect the business of LPL Financial Holdings Inc. (together with its subsidiaries, the “Company”), including the risk factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2016 Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q or subsequent filings with the SEC. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date of this press release.

About LPL Financial

LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the retail financial advice market and served approximately $517 billion in advisory and brokerage assets as of January 31, 2017. LPL is one of the fastest growing RIA custodians and is the nation’s largest independent broker-dealer (based on total revenues, Financial Planning magazine June 1996-2016). The Company provides proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 14,000 independent financial advisors and over 700 financial institutions, enabling them to help their clients turn life’s aspirations into financial realities. Advisors associated with LPL also serviced an estimated 46,000 retirement plans with an estimated $127 billion in retirement plan assets, as of December 31, 2016. LPL also supports approximately 4,000 financial advisors licensed and affiliated with insurance companies with customized clearing, advisory platforms, and technology solutions. LPL Financial and its affiliates have more than 3,200 employees with primary offices in Boston, Charlotte, and San Diego.

Securities and advisory services offered through LPL Financial. A registered investment advisor, member FINRA/SIPC.